EXHIBIT 99.1

July 27, 2000



FOR IMMEDIATE RELEASE


Contacts:

ANALYSTS

Tom A. Nicholson                    Scott E. Reed
Senior Vice President               Senior Executive Vice President

Investor Relations                  Chief Financial Officer

(336) 733-3058                      (336) 733-3088

MEDIA

Bob Denham                     Burney Warren                   A. Patrick Linton
Sr. Vice President             Executive Vice President        President and CEO
Public Relations               Mergers & Acquisitions          FCNB Corp
(336) 733-1002                 (252) 321-3347                  (301) 271-6539

                 BB&T TO ACQUIRE FREDERICK, MD.-BASED FCNB CORP

         WINSTON-SALEM, N.C. - BB&T Corporation (NYSE: BBT) today said it plans to buy FCNB Corp (Nasdaq: FCNB) of Frederick, Md., in a $226.5 million stock swap. The acquisition would expand BB&T's presence in economically strong central Maryland and the fast-growing Washington, D.C., corridor.

        FCNB Corp, with $1.6 billion in assets, operates 34 banking offices through its banking subsidiary, FCNB Bank, primarily in Frederick and Montgomery counties of central Maryland.

        The transaction, approved by the directors of both companies, is valued at $18.13 per FCNB share based on BB&T's closing price Wednesday of $25. The exchange ratio will be fixed at .725 BB&T share for each FCNB share. The transaction will be accounted for as a pooling of interests.

         "FCNB  is a  quality  institution  that  will  allow us to  expand  our presence in the economically vibrant markets of central Maryland and metropolitan Washington, D.C.," said BB&T Chairman and Chief Executive Officer John Allison.

        "Both institutions have solid capital positions, excellent credit quality, strong branch office networks and very compatible corporate cultures. This transaction will enable us to grow our franchise value and build on our momentum in selling fee-based products and services."

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        Maryland has the second  highest median  household  income in the United
States while metropolitan Washington, D.C., leads the nation in per capita income.

        BB&T entered the metropolitan Washington area in 1998 by acquiring Franklin Bancorporation and Maryland Federal Bancorp. It moved into central Maryland last year with the acquisition of Westminster-based Mason-Dixon Bancshares.

        BB&T would move from sixth to first in market share in central Maryland, the most economically attractive part of the state.

        FCNB operates 31 full-service banking offices in Frederick, Montgomery, Baltimore, Carroll, Anne Arundel, Howard and Prince George's counties in Maryland; two offices in the District of Columbia; and one in Fairfax County in Virginia.

        FCNB customers will be introduced to BB&T's strong branch-based sales culture and new products and services such as capital markets access, cash management, leasing and international banking.

        FCNB, founded in 1818, shares BB&T's reputation for superior customer service, said FCNB President and CEO A. Patrick Linton, who will be named president of BB&T's new Frederick-based community bank region. Linton also will serve as a BB&T liaison with statewide organizations and the Maryland legislature.

        "We have a 182-year history of strong community commitment and, above all, excellent personal service," Linton said. "BB&T also believes in respecting the individual and providing the highest level of personal service possible, which is what makes this partnership so appealing.

        "It's rare to find an institution of their size placing that much emphasis on quality service, but BB&T firmly believes in it. And their community banking strategy allows local bankers to make their own decisions."

        BB&T currently has 20 autonomous regions, each with its own president, which operate like community banks. Nearly all lending decisions are made locally.

        FCNB acquired Frederick Underwriters Inc., its first insurance agency and central Maryland's largest, in late 1998. The wholly owned subsidiary offers a full range of property, casualty and personal insurance products. Frederick Underwriters also operates an agency in the Baltimore suburb of Pikesville and another in Carroll County.

        FCNB also offers asset management, trust services, mortgage banking and financial planning, and investment services.

        The merger, which is subject to the approval of FCNB shareholders and banking regulators, is expected to be completed in the first quarter of 2001.

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        Winston-Salem-based  BB&T  Corporation,  with  $55.2  billion in assets, operates 831 banking offices in the Carolinas, Virginia, Maryland, Georgia, West Virginia, Kentucky and Washington, D.C.


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